EXHIBIT 99.1

Mr. Paul Laird
September 26, 2013

                              GUSTAVSON ASSOCIATES
                Geologists - engineers - economists - appraisers


September 26, 2013


Mr. Paul Laird
Natural Resources Group, Inc.
1789 West Littleton Boulevard
Littleton, CO  80120


Subject: Reserve  Estimate  and  Financial  Forecast  as to Natural  Resources
         Group's Net Interests in the Garcia Field, Las Animas County, Colorado as of October 31, 2012

Dear Paul:

As you requested, Gustavson Associates has conducted an independent reserve evaluation and estimated the future revenue attributable as to Natural Resources Group's net interest in future gas and natural gas liquids (NGL) production associated with the leases in the Garcia Field, Las Animas County, Colorado. Reserves have been estimated based on a probabilistic analysis of the gas reserves based on a volumetric calculation, combined with analysis of the production data from the producing wells. Uncertainties were considered in productive field area, net pay, porosity, water saturation, and recovery factor. Estimates and projections have been made as of October 31, 2012. Reserves have been estimated in accordance with the United States Securities and Exchange Commission (SEC) definitions and guidelines.

Although at the effective date four wells were producing, with NGLs being stripped and the gas reinjected, the forecast of this production stream into the future cannot be considered as Proved Developed Producing reserves (PDP), because our analysis indicates that the operations were not economic. After the planned installation of a different gas plant with the ability to extract more NGLs from the gas, and a gas pipeline to allow sales of the residue gas, these wells are expected to be economic. Therefore, the reserves associated with the currently producing wells are considered to be Proved Undeveloped (PUD). We note that these four wells have produced for over two years with no decline in production rate and no decline in the BTU content of the produced gas. A 5% per year decline was assumed for the forecast in this report. In addition, PUD reserves have been assigned to the current injection well, and to 25 additional locations planned to be drilled by Natural Resources Group, offset to currently producing wells or twinning or adjacent to older abandoned wells with reported well test data supporting commercial rates under current market conditions. Probable and Possible reserves have been assigned to the currently producing wells, to the PUD well locations, and to additional locations, based on a probabilistic volumetric calculation. The Proved plus Probable (2P) and Proved plus Probable plus Possible (3P) scenarios also include production from the current gas injection well after the construction of the gas pipeline. Producing and past producing well locations as well as undeveloped locations are shown on Figure 1.

                                       1
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The estimated net reserves  volumes and  associated  net cash flow estimates are summarized below.

Summary of Net Reserves and Projected Before Tax Cash Flow


                            Number
                  Number    of        Net Gas   Net NGL      Net Present Value,
                  of Total  Wells    Reserves,  Reserves,     thousands of US$
Reserves Category   Wells   Drilled    MMCF        Mgal         Discounted at

                                                              0%     10%     15%

Flat Pricing

Proved                 30      25         560       5,724     1,201    -76    -441
Undeveloped

Probable                1       1         610       5,833     5,578  2,880   2,171

Proved + Probable      31      26       1,170      11,558     6,779  2,804   1,730

Possible                7       7         767       7,259     6,481  2,597   1,754

Proved          +
Probable        +      38      33       1,938      18,816    13,260  5,400   3,484
Possible

Forecast Pricing

Proved                 30      25         560       5,724     7,206  3,605   2,530
Undeveloped

Probable                1       1         610       5,833    14,169  6,930   5,097

Proved + Probable      31      26       1,170      11,558    21,374 10,535   7,627

Possible                7       7         774       7,325    18,868  7,325   4,912

Proved          +
Probable        +      38      33       1,945      18,883    40,243 17,860  12,539
Possible


Drilling was assumed to begin with one well each in August and September 2013, with expected drilling and completion costs of $87M per well. A ten-well drilling program is planned for January 2014. A hiatus of five months is assumed before beginning a continuous drilling program for the remainder of the locations. It is expected to require only three days to drill and complete each well to a depth of about 1,500 feet. The development scenario was based on discussions with NRG. Operating costs (well operating costs and gas plant and compression rental costs) and capital costs (well drilling and completion costs and pipeline construction and hookup costs) were also provided by NRG and appear to be reasonable. Other assumptions are detailed in Table 1 below.

                                       2
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Table 1  Economic Assumptions

As of date                                  10/31/2012

WI                                             100.00%

Royalty Burden on 8/8ths                        18.75%

NRI                                             81.25%

Production tax rate                              4.00%

Per Well Drilling & Compl Costs, M$               87.1

Liquid Storage Tank, M$                            0.0

Pipeline Cost, M$                              1,300.0

Number of Wells producing before pipeline           30

Gas Sales Start                                 Aug-14

Lease for Plant and Compressors, M$/mo             6.0 Oct-12
                                                   8.0 Dec-12 & thereafter

Four-well Operating Costs, $/mo                  1,100

Additional Operating Costs, $/well/mo               80

BTU Content Sales Gas, MMBTU/MCF                 1.176

NGL Yield, gals/MCF                               1.45 Oct-12
                                                  5.00 Dec-12 & thereafter

NGL transportation & handling fee, $/gal         0.284

NGL processing fee, %                             1.5%

Percent    Produced    Gas   Sold    (after      53.5%
shrinkage/fuel)

Cost Escalation                                   2.5%

Two pricing cases were evaluated. For the flat pricing case, prices are to be based on the average of the prices from the first day of each of the 12 months previous to the effective date. However, because only NGLs have been sold to date from the Garcia Field and the sales have not occurred in each month, these average prices must be estimated. The flat NGL prices were based on the average NGL prices actually received over the past year of revenue statements, divided by the average Henry Hub spot price for the same months with NGL sales, multiplied by the average of the Henry Hub prices from the first day of each of the previous 12 months. Flat natural gas prices were based on the average of the Henry Hub prices from the first day of each of the previous 12 months, adjusted by an estimated average differential between Henry Hub and Colorado gas pricing of -0.20 $/MMBTU, adjusted for the estimated BTU content of the residue gas. For the forecast pricing case, a forecast for wellhead gas was prepared based on the NYMEX futures strips for two weeks prior to the effective date for Henry Hub less the futures strip for the Colorado Interstate Gas (CIG) differential, adjusted for the expected BTU content of the residue gas. NGL pricing for the forecast case was based on the ratio of historical NGL prices to Henry Hub spot prices applied to the Henry Hub forecast. Prices were held constant after the end of the futures strip data.

We have reviewed geologic maps and cross-sections provided by NRG, older well initial potential data, and published reports about the field in forming our opinion of reserves. A summary cash flow for each category is included in Tables 2 through 7.

                                       3
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Limiting Conditions and Disclaimers

The accuracy of any reserve report or resource evaluation is a function of available data and of engineering and geologic interpretation and judgment. While the evaluation presented herein is believed to be reasonable, it should be viewed with the understanding that subsequent reservoir performance or changes in pricing structure, market demand, or other economic parameters may justify its revision.

Gustavson Associates, LLC, holds neither direct nor indirect financial interest in the subject property, the company operating the subject acreage, or in any other affiliated companies.

All data and work files utilized in the preparation of this report are available for examination in our offices. Please contact us if we can be of assistance. We appreciate the opportunity to be of service and look forward to further serving Natural Resources Group.

Sincerely,

GUSTAVSON ASSOCIATES, LLC.


/s/ Letha C. Lencioni
-------------------------------------
Letha C. Lencioni, P.E.
Vice-President, Petroleum Engineering
Registered Professional Engineer, State of Colorado, # 29506